EXHIBIT 10.3

WESTMORELAND COAL COMPANY
2014 EQUITY INCENTIVE PLAN
PERFORMANCE VESTED RESTRICTED STOCK UNIT AGREEMENT
This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of May 18, 2016 (the “Grant Date”) by and between Westmoreland Coal Company, a Delaware corporation (the “Company”) and                      (the “Grantee”).
WHEREAS, the Company has adopted the 2014 Equity Incentive Plan (the “Plan”) pursuant to which awards of Restricted Stock Units may be granted; and
WHEREAS, the Committee has determined that it is in the best interests of the Company and its shareholders to grant the award of Restricted Stock Units provided for herein.
NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:
Section 1.GRANT OF RESTRICTED STOCK UNITS.
1.1
    Pursuant to the Plan, the Company hereby issues to the Grantee on the Grant Date an Award for a target number of          Restricted Stock Units (the “Restricted Stock Units” or “RSUs”). Each Restricted Stock Unit represents the right to receive one share of Common Stock, subject to the terms and conditions set forth in this Agreement and the Plan. The number of Restricted Stock Units that the Grantee actually earns for the Performance Period (up to a maximum of 150% of the RSUs) will be determined by the level of achievement of the Performance Goals described on Exhibit A to this Agreement (the “Performance Goals”). Capitalized terms that are used but not defined herein have the meaning ascribed to them in the Plan.
1.1
    The Restricted Stock Units shall be credited to a separate account maintained for the Grantee on the books and records of the Company (the “Account”). All amounts credited to the Account shall continue for all purposes to be part of the general assets of the Company.

Section 2.
    PERFORMANCE PERIOD
2.1
    For purposes of this Agreement, the term “Performance Period” shall be the period commencing on January 1, 2016 and ending on December 31, 2018.
Section 3.
    PERFORMANCE GOALS
3.1
    The number of RSUs earned by the Grantee for the Performance Period will be

Employee / Stock Settled / Performance Vested

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determined at the end of the Performance Period based on the level of achievement of the Performance Goals. All determinations of whether Performance Goals have been achieved, the number of RSUs earned by the Grantee, and all other matters related to this Award shall be made by the Committee in its sole discretion.
3.2
    Promptly following completion of the Performance Period (and no later than thirty (30) days following the end of the Performance Period), the Committee will review and certify in writing (a) whether, and to what extent, the Performance Goals have been achieved, and (b) the number of RSUs that the Grantee shall earn, if any, subject to compliance with the requirements of Section 5. Such certification shall be final, conclusive and binding on the Grantee, and on all other persons, to the maximum extent permitted by law.
Section 4.
    CONSIDERATION.
The grant of the Restricted Stock Units is made in consideration of the services to be rendered by the Grantee to the Company.
Section 5.
    VESTING.
5.1
    Except as otherwise provided herein, the RSUs are subject to forfeiture until they vest. The RSUs will vest and become nonforfeitable on the last day of the Performance Period, to the extent that the Performance Goals are determined by the Committee to have been achieved, and provided that the Grantee remains in Continuous Service through such date. The number of RSUs that vest will be rounded to the nearest whole number round up.
5.2
    The foregoing paragraph notwithstanding, if the Grantee’s Continuous Service terminates as a result of the Grantee’s death, Disability, a termination by the Company or an Affiliate without Cause or a termination by the Grantee for Good Reason, the Grantee will vest on such date in a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period.
5.3
    The foregoing vesting schedule notwithstanding, if a Change in Control occurs and the Grantee’s Continuous Service is terminated by the Company or an Affiliate without Cause or by the Grantee for Good Reason, and the Grantee’s date of termination occurs (or in the case of the Grantee’s termination of Continuous Service for Good Reason, the event giving rise to Good Reason occurs) within twelve (12) months following the Change in Control, the Grantee will vest on the date of termination in a pro rata portion of the Target Award calculated by multiplying the Target Award by a fraction, the numerator of which equals the number of days

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that the Grantee was employed during the Performance Period and the denominator of which equals the total number of days in the Performance Period
Section 6.
    RESTRICTIONS.
Subject to any exceptions set forth in this Agreement or the Plan, during the Restricted Period and until such time as the Restricted Stock Units are settled in accordance with Section 8, the Restricted Stock Units or the rights relating thereto may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Grantee. Any attempt to assign, alienate, pledge, attach, sell or otherwise transfer or encumber the Restricted Stock Units or the rights relating thereto shall be wholly ineffective and, if any such attempt is made, the Restricted Stock Units will be forfeited by the Grantee and all of the Grantee’s rights to such units shall immediately terminate without any payment or consideration by the Company.
Section 7.
    RIGHTS AS SHAREHOLDER; DIVIDEND EQUIVALENTS.
7.1
    The Grantee shall not have any rights of a shareholder with respect to the shares of Common Stock underlying the Restricted Stock Units unless and until the Restricted Stock Units vest and are settled by the issuance of such shares of Common Stock.
7.2
    Upon and following the settlement of the Restricted Stock Units, the Grantee shall be the record owner of the shares of Common Stock underlying the Restricted Stock Units unless and until such shares are sold or otherwise disposed of, and as record owner shall be entitled to all rights of a shareholder of the Company (including voting rights).
7.3
    Until such time as the Restricted Stock Units vest, the Grantee’s Account shall be credited with an amount equal to all cash and stock dividends (“Dividend Equivalents”) that would have been paid to the Grantee if one share of Common Stock had been issued on the Grant Date for each Restricted Stock Unit granted to the Grantee as set forth in this Agreement. Dividend Equivalents shall be withheld by the Company for the Grantee’s Account and interest may be credited on the amount of cash Dividend Equivalents withheld at a rate and subject to such terms as determined by the Committee. Dividend Equivalents shall be subject to the same vesting restrictions as the Restricted Stock Units to which they are attributable and shall be paid on the same date that the Restricted Stock Units to which they are attributable are settled in accordance with Section 8 hereof.
Section 8.
    SETTLEMENT OF RESTRICTED STOCK UNITS.
8.1
    Payment in respect of the RSUs earned for the Performance Period shall be made

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in shares of Common Stock and shall be issued to the Grantee as soon as practicable following the vesting date and in any event within sixty (60) days following the vesting date. The Company shall (a) issue and deliver to the Grantee the number of shares of Common Stock equal to the number of vested RSUs, and (b) enter the Grantee’s name on the books of the Company as the shareholder of record with respect to the shares of Common Stock delivered to the Grantee.
8.2
    Notwithstanding the previous paragraph, in accordance with the Plan, the Committee may, but is not required to, prescribe rules pursuant to which the Grantee may elect to defer settlement of the Restricted Stock Units. Any deferral election must be made in compliance with such rules and procedures as the Committee deems advisable.
8.3
    If the Grantee is deemed a “specified employee” within the meaning of Section 409A of the Code, as determined by the Committee, at a time when the Grantee becomes eligible for settlement of the RSUs upon his “separation from service” within the meaning of Section 409A of the Code, then to the extent necessary to prevent any accelerated or additional tax under Section 409A of the Code, such settlement will be delayed until the earlier of: (a) the date that is six months following the Grantee’s separation from service and (b) the Grantee’s death.
Section 9.
    NO RIGHT TO CONTINUED SERVICE.
Neither the Plan nor this Agreement shall confer upon the Grantee any right to be retained in any position, as an Employee or Director of the Company. Further, nothing in the Plan or this Agreement shall be construed to limit the discretion of the Company to terminate the Grantee’s Continuous Service at any time, with or without Cause.
Section 10.
    ADJUSTMENTS.
If any change is made to the outstanding Common Stock or the capital structure of the Company, if required, the Restricted Stock Units shall be adjusted or terminated in any manner as contemplated by of the Plan.
Section 11.
    TAX LIABILITY AND WITHHOLDING.
11.1
    The Grantee shall be required to pay to the Company, and the Company shall have the right to deduct from any compensation paid to the Grantee pursuant to the Plan, the amount of any required withholding taxes in respect of the Restricted Stock Units and to take all such other action as the Committee deems necessary to satisfy all obligations for the payment of such withholding taxes. The Committee may permit the Grantee to satisfy any federal, state or local tax withholding obligation by any of the following means, or by a combination of such means:

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a.	tendering a cash payment.

b.
authorizing the Company to withhold shares of Common Stock from the shares of Common Stock otherwise issuable or deliverable to the Grantee as a result of the vesting of the Restricted Stock Units; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law.

c.	delivering to the Company previously owned and unencumbered shares of Common Stock.
11.2
    Notwithstanding any action the Company takes with respect to any or all income tax, social insurance, payroll tax, or other tax-related withholding (“Tax-Related Items”), the ultimate liability for all Tax-Related Items is and remains the Grantee’s responsibility and the Company (a) makes no representation or undertakings regarding the treatment of any Tax-Related Items in connection with the grant, vesting or settlement of the Restricted Stock Units or the subsequent sale of any shares; and (b) does not commit to structure the Restricted Stock Units to reduce or eliminate the Grantee’s liability for Tax-Related Items.
Section 12.
    MISCELLANEOUS PROVISIONS
12.1
    Compliance with Law. The issuance and transfer of shares of Common Stock shall be subject to compliance by the Company and the Grantee with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s shares of Common Stock may be listed. No shares of Common Stock shall be issued or transferred unless and until any then applicable requirements of state and federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel.
12.2
    Notices. Any notice required to be delivered to the Company under this Agreement shall be in writing and addressed to the Secretary of the Company at the Company’s principal corporate offices. Any notice required to be delivered to the Grantee under this Agreement shall be in writing and addressed to the Grantee at the Grantee’s address as shown in the records of the Company. Either party may designate another address in writing (or by such other method approved by the Company) from time to time.
12.3
    Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of Delaware without regard to conflict of law principles.

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12.4
    Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or the Company to the Committee for review. The resolution of such dispute by the Committee shall be final and binding on the Grantee and the Company.
12.5
    Restricted Stock Units Subject to Plan. This Agreement is subject to the Plan as approved by the Company’s shareholders. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.
12.6
    Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement will be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement will be binding upon the Grantee and the Grantee’s beneficiaries, executors, administrators and the person(s) to whom the Restricted Stock Units may be transferred by will or the laws of descent or distribution.
12.7
    Severability. The invalidity or unenforceability of any provision of the Plan or this Agreement shall not affect the validity or enforceability of any other provision of the Plan or this Agreement, and each provision of the Plan and this Agreement shall be severable and enforceable to the extent permitted by law.
12.8
    Discretionary Nature of Plan. The Plan is discretionary and may be amended, cancelled or terminated by the Company at any time, in its discretion. The grant of the Restricted Stock Units in this Agreement does not create any contractual right or other right to receive any Restricted Stock Units or other Awards in the future. Future Awards, if any, will be at the sole discretion of the Company. Any amendment, modification, or termination of the Plan shall not constitute a change or impairment of the terms and conditions of the Grantee’s employment with the Company.
12.9
    Amendment. The Committee has the right to amend, alter, suspend, discontinue or cancel the Restricted Stock Units, prospectively or retroactively; provided, that, no such amendment shall adversely affect the Grantee’s material rights under this Agreement without the Grantee’s consent.
12.10
    [Section 162(m). All payments under this Agreement are intended to constitute “qualified performance-based compensation” within the meaning of Section 162(m) of the Code. This Award shall be construed and administered in a manner consistent with such intent.]

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12.11
    Section 409A. This Agreement is intended to comply with Section 409A of the Code or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A of the Code. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A of the Code and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of non-compliance with Section 409A of the Code.
12.12
    No Impact on Other Benefits. The value of the Grantee’s Restricted Stock Units is not part of his or her normal or expected compensation for purposes of calculating any severance, retirement, welfare, insurance or similar employee benefit, except to the extent required under the terms of any qualified pension plan.
12.13
    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.
12.14
    Acceptance. The Grantee hereby acknowledges receipt of a copy of the Plan and this Agreement. The Grantee has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Grantee acknowledges that there may be adverse tax consequences upon the vesting or settlement of the Restricted Stock Units or disposition of the underlying shares and that the Grantee has been advised to consult a tax advisor prior to such vesting, settlement or disposition.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

Westmoreland Coal Company
By: _____________________ Name: Jennifer Grafton Title: SVP and CAO

By: _____________________ Name:

6671913_1

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EXHIBIT A

PERFORMANCE-BASED RSU METRICS

The Company’s 2016 performance based long-term incentive goals are broken into three distinct metrics. Payouts for each metric are calculated individually and irrespective of performance of other metrics. Each metric allows the grantee to earn an RSU payout according to the metric’s payout guidelines and applicable percentage of the grantee’s overall RSUs granted. The metrics are based either free cash flow generation (“FCF”), as adjusted in the sole discretion of the Board of Directors, or relative total shareholder return (“TSR”), which is the relative overall return on the beginning share price of Westmoreland Coal Company common stock over the Performance Period compared to a particular group or index.

Percentage of Overall RSU Award (Metric Share)	Metric	Payout Guidelines
25% of RSU Agreement Grant
MVKOL Index Relative TSR: During the Performance Period, Company TSR is measured against TSR of companies in the Market Vectors Global Coal Index with a principal place of business in the United States, Australia, or Canada as of December 31, 2018 (“MVKOL Percentile Rank”)

Payout is interpolated between Threshold, Target and Maximum payout levels. Achievement below Threshold results in no payout. Payout will not increase above Maximum. The Company’s MVKOL Percentile Rank will payout according to the following levels:

Threshold – 25th percentile; payout 50% of Metric Share Target – 50th percentile; payout 100% of Metric Share Maximum – 75th percentile; payout 150% of Metric Share

Percentage of Overall RSU Award (Metric Share)	Metric	Payout Guidelines

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25% of RSU Agreement Grant	Russell 3000 Index Relative TSR: During the Performance Period, Company TSR is measured against TSR of companies comprising the Russell 3000 Index as of July 1, 2018 (“Russell Percentile Rank”)
Payout is interpolated between Threshold, Target and Maximum payout levels. Achievement below Threshold results in no payout. Payout will not increase above Maximum. The Company’s Russell Percentile Rank will payout according to the following levels:

Threshold – 25th percentile; payout 50% of Metric Share Target – 50th percentile; payout 100% of Metric Share Maximum – 75th percentile; payout 150% of Metric Share

Percentage of Overall RSU Award (Metric Share)	Metric	Payout Guidelines
25% of RSU Agreement Grant	Three Year FCF: Based on Company’s adjusted FCF performance versus the Global Consolidated Financial FCF Budget, over the Performance Period
Payout is interpolated between Threshold, Target and Maximum payout levels. Achievement below Threshold results in no payout. Payout will not increase above Maximum. The Company FCF will payout according to the following levels:

Threshold – 80% of FCF metric; payout 50% of Metric Share Target – 100% of FCF metric; payout 100% of Metric Share Maximum – 120% of FCF metric; payout 150% of Metric Share

All determinations of whether Performance Goals have been achieved, the number of RSUs earned by the Grantee, and all other matters related to this Award will be made by the Committee in its sole discretion. The Committee, in its sole discretion, will make changes to the peer group identified above as may be required to appropriately and equitably reflect the elimination of an index or other similar event.